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                                                                   EXHIBIT 99.10

                                                                    June 8, 1994



Eli Lilly & Company
Lilly Corporate Center
Indianapolis, Indiana  46285


                           CONFIDENTIALITY AGREEMENT
                           -------------------------


Dear Sirs:

We understand that Eli Lilly & Company desires to engage in certain discussions with McKesson Corporation ("McKesson") and PCS Health Systems, Inc., a wholly owned subsidiary of McKesson (the "Company"), in order to evaluate a possible transaction (the "Transaction") involving you, McKesson and the Company. You have requested that we furnish you with certain information relating to McKesson and the Company which is non-public, confidential or proprietary in nature. All such information (whether documentary, computerized or oral) furnished after the date hereof by McKesson or the Company or their respective directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "your Representatives") and all analyses, compilations, forecasts, studies, summaries, notes, data and other documents and materials in whatever form maintained, whether prepared by you, your Representatives or others, which contain or reflect, or are generated from, any such information or which reflect your or your Representatives' review of, or your interest in, the Transaction is hereinafter referred to as the "Information." The term Information will not, however, include information which (i) is known to you or is or becomes publicly available other than as a result of a disclosure by you or your Representatives or (ii) is or becomes available to you on a nonconfidential basis from a source (other than McKesson, the Company or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual, fiduciary or other obligation to McKesson or the Company.

As a condition to, and in consideration of McKesson and the Company engaging in further discussions with you and providing you with Information, you acknowledge and agree as follows:
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1.   You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with your consideration of the Transaction. You further agree to disclose the Information only to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to be bound by the terms of this agreement. You agree to cause your Representatives to observe the terms of this agreement and will be responsible for any breach of this agreement by any of your Representatives. You may also disclose the Information to other persons provided that (a) you obtain our prior written consent, (b) such person executes a counterpart of this agreement prior to any such disclosure, and
     (c) such person further agrees to such additional conditions and restrictions as may be appropriate to the extent such person does or may compete with you.

2. Except as may be required by law or as otherwise permitted by this agreement, without the prior written consent of McKesson, you and your Representatives will not disclose to any person any information regarding a possible Transaction or any information relating in any way to the Information, including, without limitation (i) that any investigations, discussions or negotiations are taking or have taken place concerning a possible Transaction, including the status thereof or the termination of discussions or negotiations with McKesson or the Company, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction or of your consideration of a possible Transaction or (iii) that this agreement exists, that Information exists or has been requested or made available or any opinion or view with respect to McKesson, the Company or the Information. In this regard, McKesson has advised you of its concern regarding the potential for harm to McKesson, the Company and their employees that could result from disclosure of the foregoing or of Information. The term "person" as used herein will be interpreted broadly to include, without limitation, any corporation, company, entity, partnership, partner, group, individual, potential joint bidder or co-bidder or source of financing. Except as may be required by law or as otherwise permitted by this agreement, McKesson, the Company and their Representatives agree not to disclose to any person your identity with respect to any consideration of a possible Transaction.

3. In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any of the Information, you will notify McKesson promptly in writing so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with

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     the terms of this agreement.  You and your Representatives agree not to oppose any action by McKesson to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that McKesson waives compliance with the terms of this agreement, you and your Representatives will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If you determine not to proceed with the Transaction, you will promptly inform McKesson. You acknowledge and agree that McKesson and the Company have made no decision to pursue any Transaction and you agree that McKesson and the Company will have the right in their sole discretion, without giving any reason therefor, at any time to terminate discussions with you concerning a possible Transaction, to elect not to pursue any such Transaction, or to pursue the Transaction without your involvement. You and your Representatives agree, immediately upon a request from McKesson, to return to McKesson all Information, and no copies, extracts or other reproductions of the Information shall be retained by you or your Representatives, except that one copy of such materials may be retained (solely for the purposes of any subsequent dispute between the parties) in the files of your outside attorneys, whose names will be provided to McKesson and the Company. Any portion of the Information that consists solely of analyses, compilations, forecasts, studies, summaries, notes, data or other documents or materials prepared by you or your Representatives, in lieu of being returned to McKesson, may be destroyed by you, in which event one of your authorized officers shall provide certification to McKesson that such materials have in fact been so destroyed, except that one copy of such materials may be retained (solely for the purposes of any subsequent dispute between the parties) in the files of your outside attorneys, whose names will be provided to McKesson and the Company. Any material retained by your outside attorneys pursuant to this paragraph 4, and any oral Information, will continue to be subject to the provisions of this agreement.

5. You and your Representatives acknowledge that none of McKesson, the Company, nor their Representatives, nor any of their respective officers, directors, employees, agents or controlling persons within the meaning of
     Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes any express or implied representation or warranty as to the accuracy or completeness of the Information. You and your Representatives agree that no such person will have any liability to you or any of your Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither you nor your Representatives will make any claims whatsoever against such persons, with respect to or arising out of the Transaction, whether as a result of this agreement, any other written or oral expression with respect to the Transaction, your

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     participation in evaluating the possible Transaction or the Procedures therefor (as defined in paragraph 9 below), your review of the Company, the use of the Information by you or your Representatives, any errors therein or omissions from the Information, or otherwise. You and your Representatives further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6. You are aware, and you will advise your Representatives who are informed of the matters that are the subject of this agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person.

7. You represent and warrant that as of the date hereof, neither you nor any of your subsidiaries beneficially owns any securities of McKesson. You agree that, for a period of three years from the date of this agreement, whether or not McKesson shall continue to own any voting securities of the Company, neither you nor any of your Representatives, on your behalf, will, unless and until such shall hereafter have been specifically invited in writing by McKesson: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of McKesson, the Company or any subsidiary thereof or (other than in the ordinary course of business) any assets of McKesson, the Company or any subsidiary or division thereof, (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of McKesson or the Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving McKesson, the Company or any of their subsidiaries or their securities or assets, (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange
     Act) in connection with any voting securities of McKesson or the Company,
     (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of McKesson or the Company, or (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other persons in connection with any of the foregoing. You and your Representatives, on your behalf, also agree during such period not to make any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request

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     McKesson or any of its Representatives, directly or indirectly, to amend, waive or terminate any provision of this paragraph. You will promptly advise McKesson of any inquiry or proposal made to you with respect to any of the foregoing, including the details thereof. The representation and restrictions contained in this paragraph do not apply to any securities of McKesson that may be owned solely for investment purposes by any employee benefit plan which is presently maintained on behalf of your employees, provided that said ownership does not exceed 1% of the total number of outstanding shares of any class of voting securities of McKesson. The representation and restrictions contained in this paragraph also will not prevent your financial advisor from engaging in trading or brokerage transactions in the ordinary course of its business as presently conducted, provided that neither said advisor nor its affiliates will acquire beneficial ownership of more than 1% of the total number of outstanding shares of any class of voting securities of McKesson. Notwithstanding anything to the contrary in this paragraph 7, in the event that (x) you enter into a definitive agreement with McKesson with respect to the Transaction and (y) prior to any termination of such definitive agreement, any person publicly makes an unsolicited bona fide offer to acquire a majority of McKesson's voting securities, then you shall have the right to make a competing offer provided you agree to be bound by and comply with any procedures and guidelines for the submission of any such offers that McKesson may establish.

8. You agree that, for a period of two years from the date of this agreement, you will not, directly or indirectly, solicit for employment or hire any employee of McKesson or the Company or any subsidiary thereof with whom you have had contact or who became known to you in connection with your consideration of the Transaction; provided, however, that the foregoing
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     provision will not prevent you from employing any such person, other than any McKesson or Company officer, who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you.

9. You acknowledge that if McKesson determines to pursue a Transaction, it may establish procedures and guidelines (the "Procedures") for the submission of proposals with respect to any Transaction with or involving the Company. You and your Representatives agree to act in accordance with the Procedures and to be bound by the terms and conditions that may be established pursuant to the Procedures, including adhering to any timing conditions that may be established relating to when proposals for such a Transaction may be submitted. You acknowledge and agree that (a) McKesson and its Representatives are free to conduct the process leading up to a possible Transaction as McKesson and its Representatives, in their sole discretion, determine (including, without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement without prior notice to you or any other person), and (b) McKesson reserves the right, in its sole discretion, to change the Procedures relating to its consideration of the Transaction at any time

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     without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason.

10. You and your Representatives agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director, employee or agent of the Company except with the express prior permission of McKesson or Morgan Stanley & Co. Incorporated ("Morgan"). It is understood that Morgan will arrange for appropriate contacts for due diligence purposes. It is further understood that all (a) communications regarding a possible transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding Procedures, will be submitted only to Morgan or certain designated McKesson employees.

11. (a) You agree that McKesson and the Company would be irreparably injured by a breach of this agreement by you or your Representatives, that monetary remedies would be inadequate to protect us against any actual or threatened breach of this agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to the granting of equitable relief, including injunctive relief and specific performance, in our favor without proof of actual damages. You agree to reimburse McKesson for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred to remedy any and all breaches of this agreement.

     (b) This agreement shall inure to the benefit of and be binding upon each of you and McKesson and the respective successors and persons in control of you, McKesson and the Company (including, without limitation, any entity owning a significant portion of the assets of McKesson which is distributed to stockholders by dividend or otherwise), notwithstanding any sale or disposition by McKesson of all or any portion of its interest in the Company. It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     (c) This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

     (d) This agreement contains the entire agreement between you and us concerning the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject matter hereof. No modifications of this

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          agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

     (e) If any provision of this agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this agreement but shall be confined in its operation to the provision of this agreement directly involved in the controversy in which such judgment shall have been rendered.

     (f) This agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. You warrant that the person who executes this agreement on your behalf has full corporate authority to do so.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.


                              Very truly yours,

                              McKESSON CORPORATION


                              By: /s/ David L. Mahoney
                                 -----------------------
                                 Name:  David L. Mahoney
                                 Title:   Vice President
Accepted and Agreed
as of the date first
written above:

Eli Lilly & Company



By: /s/ Sidney Taurel
    -------------------------------
    Name: Sidney Taurel
    Title: Executive Vice President

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